 Exhibit 99.1

Gryphon Gold Updates Progress on Borealis Mine Development

August 2, 2011 - Gryphon Gold Corporation (GGN:TSX; GYPH:OTC.BB) is pleased to provide an update of onsite construction work for the Borealis Oxide Heap Leach Operation as of July 29, 2011. The project remains below budget. Gryphon anticipates first revenue from gold sales in October, 2011.

John Key, Chief Executive Officer of Gryphon, commented “Construction progress remains below budget. We set a very aggressive schedule that goes from groundbreaking to production in four months and we are on line to accomplish this. Our prime contractors have remained on schedule and both have been able to trim expenses from their original quotes. The fabrication contactors have fallen a bit behind schedule but we anticipate no deviation from the original plan of shipping loaded carbon into this strong gold market on schedule.”

As of July 18, 2011 the main water head tank was put into operation and is 100%.

As of July 29, 2011:

  the electrical on site work is complete with the exception of the crushing system grasshopper conveyors which is dependent on the grasshopper conveyor deliveries scheduled for August 1, 2011;

  the pregnant and barren ponds are 100% complete and the initial water fill will commence once the Nevada Department of Environmental Protection (NDEP) inspects and approves the ponds. This will allow for installation of the process pumps which arrived during the week of July 18, 2011.

  lining of the leach pad began on July 28, 2011. Crushing and placement of over liner material will begin during the week of August 1, 2011.

The project is on target for delivery of loaded carbon in September and cash flow in October.

With the completion of the $3M Private Placement, the order has been placed for the Absorption, Desorption, Recovery plant (the “ADR”). The ADR will be fabricated and put into production by Scotia of Salt Lake City, UT. Startup of the ADR is scheduled for January 2012. Funds have also been directed to NVEnergy for installation of the permanent line power for the project. Completion of the power line installation is scheduled for October 15, 2011.

A construction update with pictures will be posted on www.gryphongold.com.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456	jkey@grypyhongold.com

Lisanna M. Lewis, Vice President, Treasurer, Investor Relations
1-604-261-2229	llewis@gryphongold.com

ABOUT GRYPHON GOLD:
Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to advance its Borealis Oxide Heap Leach Project; the schedule for site construction work, heap leach pad construction, pad loading, and revenue from gold sales at the Borealis Oxide Heap Leach Project; assumptions related to the commercial viability of the Borealis Oxide Heap Leach Project; assumptions related to gold grade and recoverability, estimates of tonnage and grade, anticipated release of further updates on the progress at the Borealis project and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Borealis Oxide Heap Leach Project, may be required, and if so, may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC and Canadian securities regulatory authorities on June 30, 2011, and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

Cautionary Note to U.S. Investors concerning estimates of Reserves and Resources: The 2011 Pre-Feasibility Study published on April 25, 2011 uses the terms "Proven and Probable Reserves" and "Mineral Reserves". We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 (“NI 43-101") – Standards of Disclosure for Mineral Projects and the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended, such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves. The 2011 Pre-Feasibility Study also uses the terms “Measured Resources”, “Indicated Resources”, “Measured & Indicated Resources” and “Inferred Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into Guide 7 reserves.